Exhibit 11(b)
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectus and Statement of Additional Information constituting part of Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A of Fidelity Hereford Street Trust: Spartan U.S. Treasury Money Market Fund, of our report dated May 27, 1997 on the financial statements and financial highlights included in the April 30, 1997 Annual Report to Shareholders of Spartan U.S. Treasury Money Market Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.
/s/PRICE WATERHOUSE LLP
   PRICE WATERHOUSE LLP
Dallas, Texas
June 12, 1997